EXHIBIT 99.1

PNM RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of earnings is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of PNM Resources, Inc. (“PNMR” or the “Company”) and TNP Enterprises, Inc. (“TNP”). PNMR completed the acquisition of TNP on June 6, 2005.

The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2005 gives effect to the following, with the assumption that PNMR’s acquisition of TNP was consummated on January 1, 2004:

•	the acquisition of TNP by PNMR for approximately $74.6 million in cash and 4,326,337 shares of PNMR common stock based on a price of $20.20 per PNMR common share;

•
the repayment in full on June 6, 2005 of all amounts due under the TNP’s $112.5 million Amended and Restated Credit Agreement dated as of August 28, 2003 among TNP, Canadian Imperial Bank of Commerce and the several lenders thereunder (“Credit Agreement”);

•
the redemption on July 6, 2005 of (a) TNP's 14 1/2 % Senior Redeemable Preferred Stock, Series C, (b) TNP's 14 1/2 % Senior Redeemable Preferred Stock, Series D (collectively, “Preferred Stock”), and (c) TNP’s 10.25% Senior Subordinated Notes due 2010, Series B (“Senior Notes”); and

•	PNMR’s financing of the cash portion of the acquisition, including anticipated acquisition costs.

The unaudited pro forma condensed combined statement of earnings has been prepared based upon currently available information and assumptions that are deemed appropriate by PNMR’s management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual consolidated results that would have been reported had the transactions occurred on the dates indicated, nor does the information represent a forecast of the combined financial results of PNMR and TNP for any future period.

PNM RESOURCES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2005
(Unaudited)

	PNMR	TNP	Pro Forma		PNMR As
	Historical	Historical	Adjustments		Adjusted
	(Note 1)	(Note 2)	(Note 4)		For TNP
	(In thousands, except per share amounts)
Operating Revenues:
Electric	$1,564,077	$256,807	$(32,680)	a	$1,788,600
			396	c
Gas	510,801	-	-		510,801
Other	1,932	-	-		1,932
Total operating revenues	2,076,810	256,807	(32,284)		2,301,333

Operating Expenses:
Cost of energy sold	1,274,647	125,548	(32,680)	a	1,368,448
			933	c
Administrative and general	217,983	66,870	-		284,853
Energy production costs	165,580	-	-		165,580
Depreciation and amortization	138,722	13,236	616	b	152,574
Transmission and distribution costs	70,465	9,111	-		79,576
Taxes, other than income taxes	52,594	11,440	-		64,034
Income taxes	19,450	38	2,797	d	26,317
			4,032	h
Total operating expenses	1,939,441	226,243	(24,302)		2,141,382
Operating income	137,369	30,564	(7,982)		159,951

Other Income and Deductions:
Interest and other income	60,468	2,128	-		62,596
Other deductions	(24,104)	(152)	11,347	h	(12,909)
Carrying charges on regulatory assets	4,376	(1,407)	-		2,969
Other income taxes	(13,411)	(683)	-		(14,094)
Net other income and deductions	27,329	(114)	11,347		38,562
Earnings before interest charges	164,698	30,450	3,365		198,513

Interest Charges	93,677	28,977	10,696	e	114,568
			(18,782)	f

Preferred Stock Dividend Requirements	2,868	12,103	(12,103)	g	2,868

Net Earnings Before Cumulative Effect
Of Changes in Accounting Principles	68,153	(10,630)	23,554		81,077

Cumulative Effect of changes in accounting
Principles Net of Tax Benefit of $592	(926)	-	-		(926)

Net Earnings (Loss)	$67,227	$(10,630)	$23,554		$80,151

Net Earnings per Common Share:

Basic	$1.02				$1.17
Diluted	$1.00				$1.15

Average Common Shares Outstanding	65,928				68,732

Average Common and Common
Equivalent Shares Outstanding	67,080				69,882

The accompanying notes are an integral part of these pro forma financial statements.

PNM RESOURCES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

(1)	PNMR Basis of Presentation

Historical financial information for PNMR for the year ended December 31, 2005 has been derived from PNMR’s historical financial statements.

As discussed in Note 3, on June 6, 2005, PNMR completed the previously announced acquisition of TNP effective at 8:00 AM Central Daylight Time. The acquisition was accounted for using the purchase method of accounting. Under this method, the purchase price was allocated to the fair market value of the assets acquired and the liabilities assumed. The excess purchase price over the fair value of the assets acquired and the liabilities assumed was allocated to goodwill. As a result, TNP recorded purchase accounting fair value adjustments to assets and liabilities, including deferred assets, regulatory assets and pension and postretirement liabilities. The purchase accounting entries are reflected on PNMR’s historical balance sheet as of the purchase date, June 6, 2005. PNMR’s historical earnings statement for the year ended December 31, 2005, includes results of operations for TNP from June 6, 2005 through December 31, 2005.

(2)	TNP Basis of Presentation

Historical earnings statement information for TNP for the period January 1 through June 6, 2005 has been derived from TNP’s historical financial statements. Certain reclassifications have been made to the historical TNP financial statements to conform to the presentation used in PNMR’s historical financial statements. Such reclassifications had no effect on TNP’s previously reported income (loss) applicable to common stock.

(3)	TNP Acquisition

On June 6, 2005, PNMR completed the acquisition of TNP. Prior to the consummation of the acquisition, TNP was a privately-owned holding company based in Forth Worth, Texas. TNP’s principal subsidiaries are Texas-New Mexico Power Company (“TNMP”), a regulated utility operating in Texas and New Mexico, and First Choice Power, L.P. (“First Choice”), a certified retail electric provider operating in Texas.

The aggregate purchase price was $1,221 million, including a net payment to the previous owner of $162.0 million consisting of $74.6 million of cash and common stock valued at $87.4 million. The value of the 4,326,337 common shares issued was determined based on $20.20 per common share as provided for in the Stock Purchase Agreement, dated as of July 24, 2004, by and between PNMR and Southwest Acquisition, L.P. (“SW Acquisition”). In addition, the aggregate purchase price included $1,037 million of TNP debt and preferred stock and incurred transaction and other costs of $21.5 million. During the fourth quarter of 2005, PNMR completed the valuations of acquired property and intangible assets.

Pursuant to the Stock Purchase Agreement, PNMR provided SW Acquisition its proposed final purchase price, reflecting a reduction from the estimated purchase price of approximately $37.0 million. SW Acquisition filed a lawsuit that disputed PNMR’s proposed final purchase price. In November 2005, the parties reached a settlement of the lawsuit resulting in a reduction to the original purchase price of approximately $13.0 million. PNMR received the $13.0 million payment from SW Acquisition in the fourth quarter of 2005. The net cash paid and purchase price stated above reflect this reduction.

(4)	Pro Forma Statements of Earnings Adjustments

Following are brief descriptions of the pro forma adjustments to the statements of earnings to reflect the acquisition of TNP by PNMR.

As part of the acquisition, PNMR acquired a contractual obligation to purchase power. In comparing the pricing terms of the contractual obligation against the forward price of electricity in the relevant market, PNMR concluded that the contract was above market. In accordance with Statement of Accounting Financial Standards No. 141, as amended, “Business Combinations,” the contract was recorded at fair value and a deferred liability of $3.8 million was recorded that will be amortized as a reduction in cost of energy over the contract life or approximately three years. The amortization matches the difference between the forward price curve and the contractual obligation for each month in accordance with the contract as of the acquisition date.

PNM RESOURCES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

PNMR also acquired a contractual obligation to sell power to certain commercial and industrial customers. The valuation was based on the difference between the current market rates charged by the Company for these customers compared to the contractual rate embedded in the customer agreement. As a result of the analysis, the Company determined that its rates for these contractual customers are below market rates for this class of customer and recorded a deferred liability of $3.5 million that will be amortized into revenues over the contract life, or approximately three years. The amortization matches the difference between the retail market rate and the contractual obligation for each month as of the date of acquisition.

As part of the overall valuation of First Choice, PNMR determined that it had a $10.5 million intangible asset associated with the customer list purchased as part of the acquisition. This intangible asset will be amortized on a straight-line basis over eight years. In addition, PNMR recognized a $68.8 million intangible asset related to the trade name “First Choice”. This asset has an indefinite life, and therefore, will be a non-amortizing asset, but will be evaluated for impairment each reporting period. TNP’s largest subsidiary, TNMP, is a regulated utility, therefore, the valuation of the majority of the assets and liabilities was determined within the context of Statement of Accounting Financial Standards No. 71, “Accounting for the Effects of Certain Types of Regulation,” and did not change significantly.

The unaudited pro forma condensed combined statement of income does not reflect any synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred in integrating their operations. For the year ended December 31, 2005, PNMR incurred acquisition-related costs of approximately $25.6 million.

The computation of pro forma earnings per share includes the effect of 4,326,337 shares of PNMR common stock issued upon acquisition and 3,910,000 shares of PNMR common stock issued on March 30, 2005, as if they were issued on January 1, 2004.

a.	Records the elimination of operating revenues and cost of energy for transactions between PNM and TNMP.

b.	Records amortization of the acquired customer list, discussed above, with an estimated life of eight years.

c.	Records amortization of estimated deferred liabilities, discussed above, with estimated contract lives of three years.

d.
Records the estimated tax effect of the pro forma adjustments. The estimated tax effect of the amortization of the intangible asset and deferred liabilities was calculated using PNMR’s federal statutory rate of 35.0%. The estimated tax effect of all other items was calculated using PNMR’s federal and state statutory rate of 39.59%.

e.
Reflects increase in interest expense comprised of incremental borrowings incurred by PNMR to fund the acquisition, including transaction costs and amortization of deferred finance charges. The pro forma interest expense arising from the incremental borrowings has been computed using the stated rate of 4.80% on approximately $247.3 million of senior notes, an assumed rate of one month LIBOR plus 75 basis points on approximately $150.0 million of commercial paper short-term notes under the PNMR commercial paper program, and an assumed rate of 4.80% on approximately $100.0 million of senior notes. Pro forma interest expense also includes quarterly contract adjustment payments computed using a stated and an assumed rate of 1.95%.

f.
Reflects reduction in interest expense, including amortization of deferred finance charges, to reflect the repayment in full of all amounts due under TNP’s $112.5 million Credit Agreement, which had an interest rate of approximately 7.5%, and redemption of TNP’s 10.25% Senior Notes, using funds described in above in entry “e.”

g.	Reflects reduction in dividend requirements to reflect the redemption of TNP’s 14 1/2% Preferred Stock, using funds described above in entry “e.”

h.	Removes a charge of $11.3 million ($7.3 million net of tax) that was recorded during 2005 in conjunction with the issuance of equity-linked units in connection with the acquisition.

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